UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2013 (July 11, 2013)

STATE AUTO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	000-19289	31-1324304
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

518 East Broad Street, Columbus, Ohio	43215-3976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 464-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 11, 2013, State Auto Property & Casualty Insurance Company (“SAPC”), a wholly owned subsidiary of State Auto Financial Corporation (the “Company”), received a loan (the “FHLB Loan”) from the Federal Home Loan Bank of Cincinnati. The FHLB Loan is a 20-year term loan, callable after three years with no prepayment penalty thereafter, in the principal amount of $85,000,000. The FHLB Loan provides for interest-only payments during its term, with principal due in full at maturity. The interest rate is fixed over the term of the loan at 5.03%. The FHLB Loan is fully secured by a pledge of specific investment securities of SAPC. Proceeds from the FHLB Loan, along with cash on hand, were used by the Company to redeem all of its outstanding 6 1/4% Senior Notes due 2013, as further described in Item 2.04.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 15, 2013, the Company completed the redemption of all of its outstanding $100 million 6 1/4% Senior Notes due 2013. The total redemption price paid by the Company was $103,020,655, which included interest through the redemption date and a make-whole amount due to the Senior Notes being redeemed prior to their November 15, 2013 maturity date. The redemption price was funded by proceeds from the FHLB Loan and cash on hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE AUTO FINANCIAL CORPORATION

Date: July 17, 2013	By	/s/ James A. Yano
Vice President and General Counsel

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